Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: ir@peoplesbanknet.com

CODORUS VALLEY BANCORP, INC. APPOINTS CRAIG L. KAUFFMAN AS PRESIDENT AND CEO EFFECTIVE OCTOBER 1, 2021

Larry J. Miller to Serve as Executive Chair through Dec. 31, 2021

YORK, PA, September 15, 2021 – Codorus Valley Bancorp, Inc. (Nasdaq: CVLY) (“the Company”), parent company of PeoplesBank, A Codorus Valley Company (“PeoplesBank”), today announced that as part of the Company’s long-term succession plan, the Board of Directors has appointed Craig L. Kauffman President and CEO of the Company effective October 1, 2021. Mr. Kauffman will succeed Larry J. Miller, who served the Company as President and CEO since 1986. Mr. Miller will serve as Executive Chair of the Company and will continue in his role as Executive Chair of PeoplesBank until December 31, 2021.

Mr. Kauffman is currently the Executive Vice President and Chief Operating Officer of the Company and has been a member of the Board of Directors since 2019. Mr. Kauffman has also served as the President, Chief Executive Officer and a director of PeoplesBank since 2018. Prior to joining the Company in 2018, Mr. Kauffman served as Regional President of BB&T Bank and held various executive positions with Susquehanna Bank, PNC Bank and Sterling Financial Corporation. Mr. Kauffman earned a Bachelor of Science from Millersville University and a Master of Business Administration from the Pennsylvania State University.

“Craig is a proven business leader and strategic thinker, with a strong track record in the banking and financial services sector,” said Cynthia Dotzel, CPA, Vice Chair and Lead Director of the Board. “We are confident in his ability to lead the Company in its next phase of growth.”

The Company and PeoplesBank are thankful for Mr. Miller’s lifetime of service and leadership. Mr. Miller joined PeoplesBank in 1971 as a Management Trainee and became President and CEO of PeoplesBank in 1981, and President and CEO of the Company in 1986 when it was formed. Over his tenure as CEO, PeoplesBank’s asset value grew from $55 million to now over $2 billion.

“Over the last 50 years, Larry has helped build our company into what it is today. He oversaw substantial growth in assets and geographic expansion and has left us well-positioned to capitalize on an abundance of opportunities in an economically strong market,” added Ms. Dotzel. “We are sincerely grateful for his dedicated, remarkable career in service to the bank’s clients, employees, and the community of York County.”

ABOUT CODORUS VALLEY BANCORP, INC.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.